Exhibit 1

As required by Item 8 of the Schedule 13G to which this exhibit is attached, the name and classification of each member of the group is provided below:

Identification	Classification

TPG Advisors III, Inc.	CO

TPG Advisors IV, Inc.	CO

T(3) Advisors II, Inc.	CO

David Bonderman	IN

James G. Coulter	IN

Francisco Partners GP, LLC	OO

Francisco Partners, L.P.	PN

Francisco Partners Fund A, L.P.	PN

Francisco Partners Management, LLC	OO

FP Annual Fund Investors, L.L.C.	OO

Shah Capital Partners, L.P.	PN

Patel Family Partners, L.P.	PN

WestRiver Management, LLC	OO

WestRiver Capital LLC	OO